EXHIBIT 12

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                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                Nine Months and Quarter Ended September 28, 1997

(Thousands of Dollars)



                                                      Nine
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $116,075         77,400
  Add:
    Fixed charges                                    30,852         13,245
    Income taxes                                     59,796         38,041
                                                    -------        -------
      Total                                        $206,723        128,686
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                        $ 6,904          2,296
  Other interest charges                             12,216          6,901
  Amortization of debt expense                          255             85
  Rental expense representative
   of interest factor                                11,477          3,963
                                                    -------        -------
      Total                                        $ 30,852         13,245
                                                    =======        =======

Ratio of earnings to fixed charges                     6.70           9.72
                                                    =======        =======
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